EXHIBIT 99.1

International Aluminum Corporation Announces
Results For The Second Quarter

MONTEREY PARK, Calif., February 5, 2007:  International Aluminum Corporation (NYSE: IAL) today announced results for the quarter and six months ended December 31, 2006 as follows:

	Quarter Ended December 31
	2006	2005
Net sales	$76,124,000	$65,730,000

Net income	$3,621,000	$3,578,000

Basic and diluted EPS	$.84	$.83

	Six Months Ended December 31
	2006	2005
Net sales	$156,746,000	$133,987,000

Net income	$10,139,000	$7,165,000

Basic and diluted EPS	$2.35	$1.67

The results for the current quarter and six month periods are net of a $1 million pretax charge relating to the expected cost to settle an employment related lawsuit.

Contact:
Ronald L. Rudy, President  (323) 264-1670
Mitchell K. Fogelman, Senior Vice President-Finance  (323) 264-1670